Media Relations              Investor Relations        Analyst Relations
Daniel Perez Whitaker        Abraham Rodriguez         Jose Antonio Gonzalez
(52 81) 8152-2747            (52 81) 8328-3631         (212) 317-6017
daniel_pw@cemex.com          arodriguez@cemex.com      josegonzalez@cemex.com




           CEMEX, S.A. de C.V. ANUNCIA LA TERMINACION ANTICIPADA DEL HART-SCOTT-RODINO PERIODO DE ESPERA Y EL RECIBO DE CIERTAS
     AUTORIZACIONES REQUERIDAS EN RELACION CON LA OFERTA PUBLICA DE COMPRA
               DE LA COMPANIA PUERTO RICAN CEMENT COMPANY, INC.

MONTERREY, MEXICO, Y SAN JUAN, PUERTO RICO, Julio 8, 2002 - CEMEX, S.A. de C.V. ("CEMEX", NYSE: CX), a traves de su subsidiaria, Tricem Acquisition, Corp. ("Tricem"), anuncio el dia de Hoy que en fecha Julio 3, 2002, fue informado que el periodo de espera bajo el "Hart-Scott-Rodino Antitrust Improvements Act" de 1976, junto con sus modificaciones, aplicable a la oferta de U.S.$35.00 por accion en efectivo bajo la oferta publica de compra de la totalidad de las acciones comunes del capital social de Puerto Rican Cement Company, Inc. ("PRCC", NYSE: PRN), fue terminado anticipadamente. En consecuencia, la condicion impuesta a la oferta publica de compra de acciones, relativa a la expiracion o terminacion del periodo de espera bajo el "Hart-Scott-Rodino Antitrust Improvements Act" ha sido satisfecha.

Adicionalmente, CEMEX a traves de Tricem, tambien anuncio que fue informada el dia de Hoy por PRCC, que a su vez fue informada por la "United States Nuclear Regulatory Commission" que dicha Comision no tenia ninguna objecion a la oferta publica de compra de acciones y que habia recibido las autorizaciones o consentimientos aplicables bajo ciertos contratos de credito de la compania, o de sus subsidiarias, con Banco Popular de Puerto Rico, requeridos en relacion con la oferta publica de compra de acciones. En consecuencia, las condiciones establecidas a la oferta publica de compra de acciones en dichos rubros han sido satisfechas. La oferta publica de compra de acciones continua sujeta a ciertas otras condiciones, incluyendo entre otras, mas no limitada a, la valida presentacion para su compra, del numero de acciones de PRCC representativas de la mayoria de las acciones comunes, emitidas y pagadas de PRCC, considerando la total dilucion de las mismas.

La oferta publica y los derechos relativos al retiro de acciones actualmente estan programados para expirar el proximo dia Lunes, Julio 29, 2002, a las 12:00 de medianoche, tiempo de la Costa Este de E.U.A., a menos que la oferta sea ampliada.

Copias de la oferta publica de compra de acciones pueden ser obtenidas de Georgeson Shareholder Communications Inc., el agente de informacion para la oferta publica de compra de acciones, en el 1-800-616-5497. Una copia de la oferta publica de compra de acciones tambien ha sido registrada ante la U.S. Securities and Exchange Commission. Inversionistas y tenedores de acciones pueden obtener una copia de la oferta publica de compra de acciones y demas materiales registrados por CEMEX ante la Comision en www.sec.gov.

CEMEX es una compania global lider en la produccion y distribucion de cemento, con operaciones posicionadas primariamente en los mercados mas dinamicos del mundo a traves de cuatro continentes. CEMEX combina un profundo conocimiento de los mercados locales con su red mundial de operaciones y sistemas de tecnologia informatica a fin de proveer productos y servicios de clase mundial a sus clientes, desde constructores individuales hasta grandes contratistas industriales. Para mayor informacion, visite www.cemex.com.


El presente comunicado se hace exclusivamente con propositos informativos. La solicitud de oferta de compra de acciones de PRCC sera hecha unicamente a traves y de conformidad con la oferta publica de compra de acciones y demas materiales relacionados con la misma que Tricem registrara y enviara directamente a los accionistas de PRCC. La presente comunicacion no constituira una solicitud de oferta de compra de acciones en cualquier jurisdiccion en la que tal oferta, solicitud o venta de acciones pudiese constituir un acto ilegal.